424(b)(3) PROSPECTUS
                                         REGISTRATION STATENENT NO. 333-113682


PROSPECTUS

                         STREICHER MOBILE FUELING, INC.

                                4,177,192 SHARES
                                  COMMON STOCK
                               2,090,675 WARRANTS

                            -------------------------

      The prospectus relates to 4,177,192 shares and 2,090,675 warrants that may be sold from time to time by the selling shareholders named in this prospectus. The shares offered include 666,666 shares issued in a private placement of our common stock in June 2001, 1,357,136 shares issued upon the conversion of promissory notes in January 2001 and January 2002, 62,715 shares issued in lieu of cash payment of interest on promissory notes, and 2,090,675 shares underlying warrants issued in private placements of promissory notes and warrants in May and August 2003. The 82,425 three year warrants issued in May 2003 entitle the holder to purchase an equal number of our shares of common stock at an exercise price of $0.86 per share and the 2,008,250 five year warrants issued in August 2003 entitle the holder to purchase an equal number of our shares of common stock at an exercise price of $1.00 per share.

      The offering is not being underwritten. The offering price of our common stock that may be sold by selling shareholders may be the market price for our common stock prevailing at the time of sale on the Nasdaq SmallCap Market, a price related to the prevailing market price, a negotiated price or such other prices as the selling shareholders determine from time to time. The warrants do not have an established trading market and will not be listed on any securities exchange. The offering price of the warrants that may be sold by the selling shareholders may be the market price, if a market develops, a negotiated price or such other prices as the selling shareholders determine form time to time.

      We could receive up to $2,079,135 if the warrants are exercised by the selling shareholders. We will not receive any of the proceeds from the sales of our common stock or the warrants by the selling shareholders.

      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FUEL." On April 8, 2004, the closing price of our common stock was $2.10 per share.

                            -------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN MATTERS WHICH YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

                            -------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is April 8, 2004.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling shareholders shown in this prospectus may sell up to an aggregate of 4,177,192 shares of our common stock. This prospectus provides you with a general description of our common stock which the selling shareholders may offer. When the selling shareholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference statements about our future which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors which could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking. In some cases, you can identify these forward-looking statements by terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption "Risk Factors" in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under "Risk Factors" may cause our actual results to differ materially and adversely from any forward-looking statement.

                            -------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
About This Prospectus........................................................2
Special Note Regarding Forward-Looking Statements............................2
Prospectus Summary...........................................................3
Risk Factors.................................................................4
Use of Proceeds..............................................................6
Selling Shareholders.........................................................6
Plan of Distribution........................................................12
Legal Matters...............................................................13
Experts.....................................................................13
Where You Can Find More Information.........................................13

                            -------------------------

                               PROSPECTUS SUMMARY

      Because this is a summary, it may not contain all information which may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under "Risk Factors."

                         STREICHER MOBILE FUELING, INC.

      We provide mobile fueling and fuel management out-sourced services to businesses that operate fleets of vehicles and equipment of various sizes, including governmental agencies, utilities, trucking companies, bus lines, hauling and delivery services, courier services, construction companies and others. Our specialized trust fleet delivers fuel to customers' locations on a regularly scheduled or as needed basis, refueling vehicles and equipment and/or resupplying fixed-site storage facilities. Our patented proprietary electronic fuel tracking control system is used to measure, record and track fuel dispensed to each vehicle and tank fueled at a customer location, allowing verification of the amount and type of fuel delivered and providing customers with customized fleet fuel data for management analysis and tax reporting.

      We believe that our mobile fueling services provide numerous advantages to our customers, including:

   o  lower labor and administrative costs associated with fueling vehicles

   o  centralized control over fuel inventories and usage

   o  tax reporting benefits

   o elimination of costs and the risk of environmental liabilities associated with on-site fuel storage and dispensing facilities

   o  lower risk of employee theft of fuel

   o  emergency fuel availability and

   o the elimination of security risks associated with off-site fueling by employees

      We presently operate over 100 custom mobile fueling trucks from 13 service locations in California, Florida, Georgia, North Carolina, Tennessee and Texas and are seeking to increase market penetration in our existing service areas and to develop operations in new markets.

      We are a Florida corporation. Our principal executive office is located at 800 West Cypress Creek Road, Suite 580, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200.

                                  THE OFFERING


 Securities Offered by the
   Selling Shareholders........   4,177,192 shares of common stock.

 Use of Proceeds...............   We will receive up to $2,079,135 upon the
                                  exercise of the warrants by the selling
                                  shareholders. We will not receive any of the proceeds from the sale of the common stock or warrants by the selling shareholders.

 Trading.......................   Our common stock is quoted on the Nasdaq
                                  SmallCap Market under the symbol "FUEL."

                                  RISK FACTORS

      You should carefully read and consider the following factors and other information included or incorporated by reference in this prospectus before investing in our common stock.

      NO ASSURANCES OF FUTURE PROFITABILITY; LOSSES FROM OPERATIONS; NEED FOR CAPITAL. We incurred net losses for the fiscal years ended June 30, 2003 and 2002 as well as the transition period ended June 30, 2001. We earned a profit in the fiscal year ended January 31, 2000, the fourth quarter ended June 30, 2002 and the first quarter ended September 30, 2002. In order for us to earn profits in the future, we need to increase volumes at profitable margins, control costs and generate sufficient cash flow to support our working capital and debt service requirements. There is no assurance that management will be able to accomplish our business plan, or that we will be able to continue to raise capital to support a working capital or debt service shortfall during any business downturns.

      TRADING MARKET FOR THE COMPANY'S COMMON STOCK. Our common stock is thinly traded which could make it difficult for shareholders to sell shares at a predictable price or at all. In addition, there may be volatility in the market price of our common stock due to factors beyond our control. Our quarterly operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could cause the market price of our common stock to fluctuate, making it difficult for shareholders to sell shares at predictable prices or times.

      GROWTH DEPENDENT UPON EXPANSION; RISKS ASSOCIATED WITH EXPANSION INTO NEW MARKETS. A significant component of our future growth strategy will be to expand our business into new service locations. We intend to expand into additional major and secondary metropolitan areas. Expansion will largely be dependent on our ability to demonstrate the benefits of mobile fueling to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. Our growth will depend upon our ability to achieve greater penetration in existing markets and to successfully penetrate new markets. We may also seek to expand through the acquisition of existing companies or their customer bases. During the fiscal year ended June 30, 2003, we commenced operations in the Greensboro, North Carolina market. However, there can be no assurance that we will be able to further expand our operations.

      ACQUISITION AVAILABILITY; INTEGRATING ACQUISITIONS. Our future growth strategy may involve the acquisition of mobile fueling companies, wholesale fuel or petroleum lubricant distributors or other related entities and businesses in existing and new markets. There can be no assurance that we will be able to locate or make suitable acquisitions on acceptable terms or that future acquisitions will be effectively and profitably integrated into our existing business. Acquisitions involve risks that could adversely affect our operating results, including management commitment; integration of the operations and personnel of the acquired operations; write downs of acquired intangible assets; and possible loss of key employees of the acquired operations.

      DEPENDENCE ON KEY PERSONNEL. Our future success will be largely dependent on the continued services and efforts of Richard E. Gathright, our President and Chief Executive Officer, and other key personnel. The loss of the services of Mr. Gathright or other key personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. We have entered into an employment agreement with Mr. Gathright which expires
October 31, 2004. We have also entered into written employment agreements with certain other of our officers.

      FUEL PRICING; EFFECT ON PROFITABILITY. Diesel fuel and gasoline are commodities which are refined and distributed by numerous sources. We purchase the fuel delivered to our customers from multiple suppliers at daily market prices and in some cases qualifies for volume discounts. We monitor fuel prices and trends in each of our service markets on a daily basis and seeks to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is mitigated since we purchase and deliver our fuel supply daily and utilizes cost-plus pricing to our customers. If we cannot pass on the cost-plus pricing to our customers, margins would decrease and a loss could be incurred. We have not engaged in derivatives or futures trading to hedge fuel price movements.

      RISKS ASSOCIATED WITH CUSTOMER CONCENTRATION; ABSENCE OF WRITTEN AGREEMENTS. Although we provide services to an extensive number of customers, a significant portion of our revenue is generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary in the mobile fueling business and have not been entered into by us with the majority of our customers. As a result, most of our customers can terminate our mobile fueling services at any time and for any reason, and we can similarly discontinue service to any customer. We may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of contract terminations.

      MANAGEMENT OF GROWTH. Our future growth strategy is dependent on effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, our results of operations will be adversely affected.

      COMPETITION. We compete with other mobile fueling service providers, including several regional companies and numerous small, independent operators who provide these services. We also compete with retail marketing where fleet operators have the option of fueling their own equipment at retail stations and other third-party service locations. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations, and reporting and invoicing services. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

      OPERATING RISKS MAY NOT BE COVERED BY INSURANCE. Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel and gasoline, which are classified as hazardous materials. We maintain insurance policies in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained by us or will be available at economical prices.

      GOVERNMENTAL REGULATION. Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. In particular, the operation of our mobile fueling fleet and our transportation of diesel fuel and gasoline are subject to extensive regulation by the U.S. Department of Transportation ("DOT") under the Federal Motor Carrier Safety Act ("FMCSA") and the Hazardous Materials Transportation Act ("HMTA"). We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. In addition, we depend on the supply of diesel fuel and gasoline from the oil and gas industry and, therefore, are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

      The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

      Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

      CHANGES IN ENVIRONMENTAL REQUIREMENTS. We expect to derive future business by converting to mobile fueling fleet operators currently utilizing underground fuel storage tanks for their fueling needs. The owners of underground storage tanks have been required to remove or retrofit those tanks to comply with technical regulatory requirements pertaining to their construction and operation. If other more economical means of compliance are developed or adopted by owners of underground storage tanks, the opportunity for us to market our services to such owners may be adversely affected.


                                 USE OF PROCEEDS

      We will receive up to $2,079,135 upon the exercise of the warrants by the selling shareholders. We will not receive any of the proceeds from the sales of our common stock or the warrants by the selling shareholders. Expenses expected to be incurred in connection with this offering are estimated to be approximately $36,000.

                              SELLING SHAREHOLDERS

      Of the 4,177,192 shares of our common stock registered by this prospectus:

   o 666,666 were issued to certain selling shareholders in a private placement of our common stock in June 2001;

   o 1,357,136 were issued to certain selling shareholders upon the conversion of promissory notes into our common stock on January 31, 2001 and January 15, 2002;

   o 2,090,675 are issuable to certain selling shareholders upon the exercise of warrants issued in private placements in May and August 2003; and

   o 62,715 were issued in lieu of cash interest payments under certain promissory notes.

      The following table sets forth certain information with respect to (1) in column one, the amount of shares of our common stock currently held by the selling shareholders; (2) in column two the number of shares of our common stock that would be beneficially owned by the selling shareholder assuming exercise of the warrants; (3) in column three, the percentage of ownership based on our 7,248,460 shares outstanding on March 16, 2004 by each selling shareholder, which assumes exercise of the warrants, all of which are currently exercisable;
(4) in column four, the number of shares registered under this prospectus;
(5)in column five, the number of shares beneficially owned after the offering, assuming the sale of all the shares registered, including shares issuable upon exercise of the warrants; and (6) in column six, the percentage of beneficial ownership based on our 9,339,135 shares outstanding on March 16, 2004 assuming sale of all the shares registered by the selling shareholders.

      To the best of our knowledge, none of the selling shareholders has any position, office or other material relationship with us or any of our affiliates within the past three years except as described below:

   o Messrs. O'Connor and Picow are directors and shareholders of Fundamental Management Corporation. Fundamental manages two private funds, Active Investors II, Ltd. and Active Investors III, Ltd., who are investors in our securities. Each of Messrs. O'Connor and Picow disclaim any beneficial ownership in the shares held by those funds.

   o Messrs. O'Connor, Picow, Ryberg, Beard and Gathright are five of our directors.

   o Messrs. Gathright, Vinger, Williams and Shore are our executive officers.

      Except as set forth above, none of the selling shareholders has had positions, offices or other material relationships with us within the past three years. The selling shareholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

                                                          Ownership of Shares                                   Ownership After
 Name and Address of Beneficial Owner                     Before the Offering                                    the Offering
--------------------------------------       -------------------------------------------    ----------     -------------------------
                                                                Shares
                                                             Issuable Upon                   Number of
                                              Currently      Conversion of                    Shares
                                             Held Shares        Warrants      Percentage    Registered       Shares       Percentage
                                             -------------   -------------    ----------    ----------     ---------      ----------
C. RODNEY O'CONNOR                           1,130,558 (1)           0           15.54         644,639       485,919         5.19
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY  10019-4602

ROBIN ARKIN                                    166,324 (2)           0            2.29           5,979       160,345         1.72
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY  10019-4602

PAMELA F. O'CONNOR                             181,524 (2)           0            2.5            5,979       175,545         1.88
c/o Cameron Associates
1370 Avenue of the Americas, Suite 902
New York, NY  10019-4602

ACTIVE INVESTORS II                          1,083,526               0           14.95         376,096       707,430         7.57
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL  33155-2335

ACTIVE INVESTORS III                         1,094,588               0           15.10         387,158       707,430         7.57
c/o Damaire Cano
Secretary/Treasurer of
Corporate General Partner
Fundamental Management Corp.
8567 Coral Way #138
Miami, FL  33155-2335

ROBERT S. PICOW                                223,726 (3)       7,000            3.07         197,476        26,250            *
7534 Isla Verde Way
Delray Beach, FL 33446

GM JOHNSTON FAMILY LIMITED PARTNERSHIP         514,000 (4)      14,000            7.08         490,190        23,810            *
940 Apple Blossom Lane
Springdale, AR  72762

AVENUE ASSET PARTNERS                           68,000          28,000 (13)          *          28,000        40,000            *
c/o George K. Parry
1150 .80Fifth Avenue
New York, NY 10128

LEBOW FAMILY REVOCABLE TRUST                    82,000           7,000 (13)       1.13           7,000        75,000            *
808 San Ysidro Lane
Santa Barbara, CA 93108

W. GREG RYBERG                                  99,750 (5)       3,500            1.37           3,500        96,250         1.03
413 Whiskey Rd.
Aiken, SC  29801

WENDELL R. BEARD
6903 S.W. 79th Place                            30,250 (6)       3,500               *           3,500        26,750            *
Miami, FL 33157

                                       7

                                                          Ownership of Shares                                   Ownership After
 Name and Address of Beneficial Owner                     Before the Offering                                    the Offering
--------------------------------------       -------------------------------------------    ----------     -------------------------
                                                                Shares
                                                             Issuable Upon                   Number of
                                              Currently      Conversion of                    Shares
                                             Held Shares        Warrants      Percentage    Registered       Shares       Percentage
                                             -------------   -------------    ----------    ----------     ---------      ----------
LARRY S. MULKEY                                 26,625 (7)       3,500               *           3,500        23,125            *
P.O. Box 559
Placida, FL 33946

RICHARD E. GATHRIGHT                           520,175 (8)       3,675            6.71           3,675       516,500         5.25
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

PAUL C. VINGER
800 West Cypress Creek Road, Suite 580          54,250 (9)       1,750               *           1,750        52,500            *
Fort Lauderdale, FL 33309

GARY G. WILLIAMS III                            52,250 (10)      1,750               *           1,750        50,500            *
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

MICHAEL S. SHORE                                49,750 (11)      1,750               *           1,750        48,000            *
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, FL 33309

TRIAGE OFFSHORE FUND, LTD.                     430,000 (12)    430,000             5.6         430,000             0            0
c/o Leon Frenkel, Sr. Manager
401 City Avenue, Suite 526
Bala Cynwyd, PA 19004

TRIAGE CAPITAL MANAGEMENT, L.P.                170,000 (12)    170,000            2.29         170,000             0            0
c/o Leon Frenkel, Sr. Manager
401 City Avenue, Suite 526
Bala Cynwyd, PA 19004

L.B. PARTNERS, L.P.                             89,065           7,000 (13)       1.23           7,000        82,065            *
c/o Robert J. Bergman
960 Park Avenue, Apt. 10E
New York, NY  10028

AMIR ECKER                                      80,455          80,455 (13)        1.1          80,455             0            0
800 Newtown Road,
Villanova, PA 19085

DELAWARE CHARTER GUARANTEE & TRUST              31,250          31,250 (13)          *          31,250             0            0
TRUST FBO AMIR L.ECKER IRA
800 Newtown Road
Villanova, PA 19085

THE ECKER FAMILY PARTNERSHIP                    45,000          45,000 (13)          *          45,000             0            0
800 Newtown Road
Villanova, PA 19085

AMIR L. and MARIA ECKER                         18,750          18,750 (13)          *          18,750             0            0
As Joint Tenants with
Right of Survivorship
800 Newtown Road
Villanova, PA 19085

R. SCOTT WILLIAMS                               15,467          15,467 (13)          *          15,467             0            0
4 Timber Knoll Drive
Washington Crossing, PA 18977

JAMES S. ALLSOPP                                14,234          14,234 (13)          *          14,234             0            0
225 Race Street
Philadelphia, PA  19106

                                                          Ownership of Shares                                   Ownership After
 Name and Address of Beneficial Owner                     Before the Offering                                    the Offering
--------------------------------------       -------------------------------------------    ----------     -------------------------
                                                                Shares
                                                             Issuable Upon                   Number of
                                              Currently      Conversion of                    Shares
                                             Held Shares        Warrants      Percentage    Registered       Shares       Percentage
                                             -------------   -------------    ----------    ----------     ---------      ----------
SEAN MCDERMOTT                                  44,641          44,641 (13)          *          44,641             0            0
504 N. Wayne Ave.
Wayne, PA  19087

ROBERT JACOBS                                   37,123          37,123 (13)          *          37,123             0            0
175 Berwind Circle
Radnor, PA  19087

MARK ZIMMER                                     37,123          37,123 (13)          *          37,123             0            0
40 Junction Road
South Berwick, ME  03908

ROBERT A. FISK                                  52,066          52,066 (13)          *          52,066             0            0
104 Dilworthtown Road
Thornton, PA  19373

KEVIN HAMILTON                                  33,504          33,504 (13)          *          33,504             0            0
P.O. Box 111
Wycombe, PA 18980

MICHAEL BEVILACQUA                              25,000          25,000 (13)          *          25,000             0            0
P.O. Box 1117
1097 Cortland Drive
Lemont, PA 16851

CHAD A. DUBIN                                   25,000          25,000 (13)          *          25,000             0            0
P.O. Box 1118
1085 Cortland Drive
Lemont, PA 16851

CAROLYN WITTENBRAKER                            25,000          25,000 (13)          *          25,000             0            0
3315 Southwestern
Dallas, TX 75225

RICHARD A. JACOBY                              112,500         112,500 (13)       1.53         112,500             0            0
2490 White Horse Road
Berwyn, PA 19312

SCUDDER SMITH FAMILY ASSOCIATION, LLC           25,000          25,000 (13)          *          25,000             0            0
c/o Helen W. Smith and
R. Scudder Smith
P.O. Box 5503 Newtown, CT 06470

FRANK CAMPBELL                                  57,437 (14)     26,137               *          26,137        31,300            *
106 Longview Circle
Media, PA 19063

DELAWARE CHARTER CUST IRA FBO                  369,364 (15)     70,000            4.95          70,000       299,364         3.21
FRANK J. CAMPBELL, III
106 Longview Circle
Media, PA  19063

MARTIN H. ORLINER REVOCABLE TRUST               15,950          12,500 (13)          *          12,500         3,450            *
c/o Martin H. Orliner, Trustee
3201 Captains Way
Jupiter, FL 33477

PETER RAWLINGS                                  12,500          12,500 (13)          *          12,500             0            0
1610 Old Gulph Rd.
Villanova, PA  19085

                                                          Ownership of Shares                                   Ownership After
 Name and Address of Beneficial Owner                     Before the Offering                                    the Offering
--------------------------------------       -------------------------------------------    ----------     -------------------------
                                                                Shares
                                                             Issuable Upon                   Number of
                                              Currently      Conversion of                    Shares
                                             Held Shares        Warrants      Percentage    Registered       Shares       Percentage
                                             -------------   -------------    ----------    ----------     ---------      ----------
GABRIEL ELIAS AND ALMA ELIAS                   125,000         125,000 (13)        1.7         125,000             0            0
As Joint Tenants with
Right of Survivorship
509 Spring Avenue
Elkins Park, PA 19027

ANTHONY MCDERMOTT                               62,500          62,500 (13)          *          62,500             0            0
504 N. Wayne Ave.
Wayne, PA 19087

LES R. BALEDGE                                 140,000         125,000 (13)        1.9         125,000        15,000            *
668 N. Sequoyah Drive
Fayetteville, AR 72701

BEVERLIE F. WISSNER DECLARATION                 12,500          12,500 (13)          *          12,500             0            0
OF TRUST
c/o Beverlie F. Wissner, Trustee
3470 Devon Pines
Keswick, VA 22947

DAVID S. ALLSOPP                                12,500          12,500 (13)          *          12,500             0            0
37 Cadogan Place
London SWIX-9RX
England, UK

JOSEPH KORNFIELD                                12,500          12,500 (13)          *          12,500             0            0
2740 Lundy Lane
Huntingdon Valley, PA 19006

IRA FBO LEON FRENKEL                            75,000          75,000 (13)       1.02          75,000             0            0
Pershing, LLC
As Custodian F/B/O IRA FBO LEONID
FRENKEL, IRA
Attn: Limited Partnership Dept.,
7th Floor, 132741729
One Pershing Plaza
Jersey City, NJ 07399

MARK WITTMAN                                    12,500          12,500 (13)          *          12,500             0            0
20 Beacon Hill Lane
Phoenixville, PA  19460

PATRICIA MCDERMOTT                              50,000          50,000 (13)          *          50,000             0            0
524 Morris Lane
Berwyn, PA 19312

MERCER CARDIOLOGY ASSOCIATION                   25,000          25,000 (13)          *          25,000             0            0
PENSION TRUST
c/o Philip Lebovitz and
Alan Stern, Trustees
535 Countess Drive
Yardley, PA  19067

WILLIAM B. SCHINK                               12,500          12,500 (13)          *          12,500             0            0
386 June Road
Samford, CT  06903

E. STEPHEN and CAROL ELLIS                      12,500          12,500 (13)          *          12,500             0            0
As Joint Tenants with
Right of Survivorship
7317 Parliament Dr.
Knoxville, TN  37919

                                                          Ownership of Shares                                   Ownership After
 Name and Address of Beneficial Owner                     Before the Offering                                    the Offering
--------------------------------------       -------------------------------------------    ----------     -------------------------
                                                                Shares
                                                             Issuable Upon                   Number of
                                              Currently      Conversion of                    Shares
                                             Held Shares        Warrants      Percentage    Registered       Shares       Percentage
                                             -------------   -------------    ----------    ----------     ---------      ----------
Ira and GAIL LISH                               12,500          12,500 (13)          *          12,500             0            0
As Joint Tenants with
Right of Survivorship
303 Blue Heron Court
New Hope, PA  18938

CAPITAL PROPERTIES LLC                          62,500          62,500 (13)          *          62,500             0            0
c/o Gus Blass III, General Manager
212 Center St., Suite 800
Little Rock, AR  72201

DENNIS L. ADAMS                                 15,000          15,000 (13)          *          15,000             0            0
120 Kynlyn Road
Radnor, PA 19087

GREGORY G. FRANKENFIELD and                      7,500           7,500 (13)          *           7,500             0            0
CAROL G. FRANKENFIELD
As Joint Tenants with
Right of Survivorship
1601 Stonington Circle
North Wales, PA 19454

HARRY COGGSHALL                                 20,000          20,000 (13)          *          20,000             0            0
379 Golden Bear Drive, Unit #4
Pawleys Island, SC 29585

KELLY COGGSHALL                                 10,000          10,000 (13)          *          10,000             0            0
10 Haynes Creek Lane
Medford, NJ 08055


           Total.........................    7,823,725       2,090,675                       4,177,192     3,646,533
                                             =========       =========                       =========     =========

--------------------
* Less than 1% of the shares outstanding.
(1) Includes 26,250 shares issuable upon the exercise of options that are presently exercisable. Excludes 347,848 shares owned by Mr. O'Connor's adult children, as to which shares Mr. O'Connor disclaims any beneficial ownership interest.
(2) Ms. Arkin and Ms. O'Connor are adult children of Mr. O'Connor. He disclaims any ownership interest in the shares owned by them.
(3) Includes 33,250 shares issuable upon the exercise of options and warrants that are presently exercisable.
(4) Includes 14,000 shares issuable upon the exercise of warrants that are presently exercisable.
(5) Includes 29,750 shares issuable upon the exercise of options and warrants that are presently exercisable.
(6) Includes 29,750 shares issuable upon the exercise of options and warrants that are presently exercisable.
(7) Includes 26,625 shares issuable upon the exercise of options and warrants that are presently exercisable.
(8) Includes 503,675 shares issuable upon the exercise of options and warrants that are presently exercisable.
(9) Includes 51,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 20,000 issuable upon the exercise of options that are not presently exercisable.
(10) Includes 49,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 32,000 issuable upon the exercise of options that are not presently exercisable.
(11) Consists of 49,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 32,000 issuable upon the exercise of options that are not presently exercisable.
(12) The holdings of Triage Management LLC consist of warrants that are owned and presently exercisable by Triage Offshore Fund, Ltd. (430,000 warrants) and Triage Capital Management, L.P.(170,000 warrants), two private funds that it manages, and by the IRA of Leon Frenkel (75,000 warrants) who is the manager of the funds.
(13) The shares issuable upon exercise of these warrants are included in the first column for "Currently Held Shares."
(14) Includes 31,137 shares issuable upon the exercise of warrants that are presently exercisable.
(15) Includes 210,714 shares issuable upon the exercise of warrants that are presently exercisable.

                              PLAN OF DISTRIBUTION

GENERAL

      As used in this prospectus, the term "selling shareholders" includes the pledgees, donees, transferees and their successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

      Transactions. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

   o  on the Nasdaq SmallCap Market,
   o  in the over-the-counter market,
   o  in privately negotiated transactions,
   o for settlement of short sales, or through long sales, options or transactions involving cross or block trades,
   o  by pledges to secure debts and other obligations, or
   o  in a combination of any of these transactions.

      Prices. The selling shareholders may sell their shares of common stock at any of the following prices:

   o  fixed prices which may be changed,
   o  market prices prevailing at the time of sale,
   o  prices related to prevailing market prices, or
   o  privately negotiated prices.

      Direct Sales; Agents, Dealers and Underwriters. The selling shareholders may effect transactions by selling their shares of common stock in any of the following ways:

   o  directly to purchasers, or
   o to or through agents, brokers, dealers or underwriters designated from time to time.

      Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders might be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

      Each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

      In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

      State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

      Expenses; Indemnification. We will receive up to $2,079,135 upon exercise of the warrants by the selling shareholders but we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders. We will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

      Davis Graham & Stubbs LLP, Denver, Colorado provided us with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                     EXPERTS

      The consolidated balance sheets of Streicher Mobile Fueling, Inc. and its subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended June 30, 2003 and 2002, the five-month transition period ended June 30, 2001, and the year ended January 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

   o  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

   o Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2003 and December 31, 2003;

   o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act filed since June 30, 2003; and

   o The description of our common stock contained in the Registration Statement on Form 8-A filed on December 5, 1996, under Section 12(g) of the Exchange Act.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Streicher Mobile Fueling, Inc.
                     800 West Cypress Creek Road, Suite 580
                         Fort Lauderdale, Florida 33309
                              Attention: Secretary
                                 (954) 308-4200

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.